UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3503 NW 63rd Street, Suite 500, Oklahoma City, Oklahoma	73116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed by LSB Industries, Inc. (the “Company”) with the Securities and Exchange Commission on July 6, 2020 relating to preferred stock purchase rights under the Section 382 Rights Agreement, dated as of July 6, 2020 (the “Original Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). On August 22, 2023, the Company and the Rights Agent entered into an Amended and Restated Section 382 Rights Agreement (the “Amended and Restated Rights Agreement”), which extended the Final Expiration Date (as defined in the Original Rights Agreement) from July 6, 2023 to August 22, 2026, provided that the Rights (as defined in the Amended and Restated Agreement) will no longer be exercisable if the Company’s stockholders do not approve the Amended and Restated Agreement at the Company’s 2024 annual meeting of stockholders. On May 2, 2024, the Company and the Rights Agent entered into the First Amendment to Amended and Restated Rights Agreement (the “First Amendment”), which made certain technical amendments to the definition of “Beneficial Ownership” (as defined in the Amended and Restated Rights Agreement).

The foregoing description of the Amended and Restated Rights Agreement and the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 25, 2023, and the First Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 3, 2024, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designations of Series G Class C Preferred Stock of LSB Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 6, 2020).

4.1	Amended and Restated Section 382 Rights Agreement, dated as of August 22, 2023, between LSB Industries, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 25, 2023)

4.2	First Amendment to Amended and Restated Section 382 Rights Agreement, dated as of May 2, 2024, between LSB Industries, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 3, 2024)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LSB INDUSTRIES, INC.

By:	/s/ Cheryl A. Maguire
Name:	Cheryl A. Maguire
Title:	Executive Vice President and Chief Financial Officer

Date: May 3, 2024